Exhibit 10.3

RUSH STREET INTERACTIVE, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”), Rush Street Interactive, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (the “Participant”) the number of performance stock units (the “PSUs”) set forth below.  This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), the Performance Goals attached hereto as Exhibit B and the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Performance Share Award under Article 9 of the Plan.
Participant:

Grant Date:

Target Number of PSUs:

Maximum Number of PSUs:

Vesting:

Subject to the Agreement, the Plan and the other terms and conditions set forth herein, the number of PSUs that become vested for the applicable Performance Period (up to the Maximum Number of PSUs set forth above) will be determined by the level of achievement of the Performance Goal(s) in accordance with Exhibit B attached hereto.  The PSUs are subject to forfeiture until they vest.

Performance Period:	The term “Performance Period” shall be the period commencing on the Grant Date and ending on ________ for 100% of the PSUs.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Performance Stock Unit Grant Notice (this “Grant Notice”).  Participant acknowledges that Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice.  This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN ORDER TO RECEIVE THE BENEFITS OF THIS GRANT NOTICE AND THE AGREEMENT, AND FOR THIS AWARD OF PSUs TO BE EFFECTIVE, PARTICIPANT MUST EXECUTE THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”).  IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 45 DAYS FOLLOWING THE GRANT DATE, THEN:

(1)	THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THE PSUs GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION; AND
(2)	NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE AGREEMENT.

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.

RUSH STREET INTERACTIVE, INC.

By:
Name:
Title:

PARTICIPANT

Name:

Signature Page to

Performance Stock Unit Grant Notice

EXHIBIT A

PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Grant Date set forth in the Grant Notice to which this Agreement is attached by and between Rush Street Interactive, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”).  Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.Award.  Effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company hereby grants to Participant the number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.  To the extent vested, each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan.  Unless and until the PSUs have become vested in the manner set forth in the Grant Notice, Participant will have no right to receive any Common Stock or other payments in respect of the PSUs.  Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.Vesting of PSUs.

(a)Except as otherwise set forth in Sections 2(c) and Section 5, the PSUs will vest and become nonforfeitable on the last day of the applicable Performance Period subject to (i) the achievement of the minimum threshold Performance Goal(s) for payout set forth in Exhibit B attached hereto, and (ii) the Participant’s Continuous Service from the Grant Date through the last day of the applicable Performance Period.  The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goal(s) set forth in Exhibit A attached hereto and shall be rounded to the nearest whole PSU.  Upon a termination of Participant’s Continuous Service with the Company or an Affiliate prior to the vesting of all of the PSUs (but after giving effect to any accelerated vesting pursuant to Section 2(c)), any unvested PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b)The parties acknowledge and agree that that for the purposes of this Agreement, the Committee or its delegate, in its sole discretion, may determine whether Participant’s Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including, without limitation, sick leave, military leave or any other personal or family leave of absence, each in accordance with applicable law.  The parties further acknowledge and agree that the Committee or delegate may, in its sole discretion, determine that any such interruption in Participant’s Continuous Service may temporarily or permanently pause the vesting of the Award until such time or until a specified event occurs, as the Committee or delegate, in its sole discretion, so determines.

(c)Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 12, the PSUs shall immediately become fully vested in the Target Number of PSUs upon a termination of Participant’s Continuous Service with the Company or an Affiliate due to Participant’s death or Disability (as defined below).  As used herein, “Disability” means “disability” (or a word of like import) as defined in Participant’s employment agreement or consulting agreement with the Company or an Affiliate in effect at the time of Participant’s termination of Continuous Service or, in the absence of such an agreement or definition, a determination by the Committee that Participant is unable to perform the essential functions of Participant’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period.

3.Dividend Equivalents.  In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to Participant an amount in cash equal to the cash dividends Participant would have received if Participant was the holder of record, as of such record date, of a number of shares of Common Stock equal to the Target Number of PSUs held by Participant that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such PSUs vest in accordance with Section 2 (the “Dividend Equivalents”).  For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by Participant pursuant to the terms of this Agreement, then Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited PSUs.  No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

4.Settlement of PSUs.  As soon as administratively practicable following the vesting of PSUs pursuant to Section 2, but in no event later than 30 days after such vesting date, the Company shall deliver to Participant a number of shares of Common Stock equal to the number of PSUs that become vested.  All shares of Common Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion.  The value of shares of Common Stock shall not bear any interest owing to the passage of time.  Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5.Restrictive Covenants.

(a)Non-Disclosure of Confidential Information.

(i)The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company and any of its subsidiaries (collectively, the “Companies”) including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods.  Confidential Information also includes information received by Participant from third parties in connection with Participant’s employment by or service to any of the Companies subject to an obligation to maintain the confidentiality of such information.  Confidential Information does not include information which (a) becomes generally known to and available for use by the public other than as a result of Participant’s violation of this Agreement; (b) is or becomes generally available within the relevant business or industry other than as a result of Participant’s violation of this Agreement; or (c) is or becomes available to Participant on a non-confidential basis from a source other than the Companies, which source is not known by Participant, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Companies.

(ii)Participant acknowledges and agrees that all Confidential Information known or obtained by Participant, whether before or after the Grant Date and regardless of whether Participant participated in the discovery or development of such Confidential Information, is the property of the Company.  Except as expressly authorized in writing by the Company or as necessary to perform Participant’s services while an employee or other service provider of the Company, Participant agrees that Participant will not, during or after Participant’s employment with or service to any of the Companies, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by Participant under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, Participant shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

(b)Assignment of Inventions.

(i)Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any of the Companies’ resources and/or within the scope of

Participant’s duties to the Companies or that relate to the business, operations or actual or demonstrably anticipated research or development of the Companies, and that are made or conceived by Participant, solely or jointly with others, during Participant’s employment by or service to any of the Companies; or (ii) suggested by any work that Participant performs in connection with any of the Companies, either while performing Participant’s duties to the Companies or on Participant’s own time, will belong exclusively to the Companies (or their designees), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Companies, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Companies.  The Records are the sole and exclusive property of the Companies, and Participant will surrender them upon termination of employment or engagement, or upon any of the Companies’ request.  Participant irrevocably conveys, transfers and assigns to the Companies the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Participant’s employment by or service to any of the Companies, together with the right to file, in Participant’s name or in the name of any of the Companies (or their designees), applications for patents and equivalent rights (the “Applications”).  Participant will, at any time during and subsequent to employment by or service to any of the Companies, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by any of the Companies to perfect, record, enforce, protect, patent or register the Companies’ rights in the Inventions, all without additional compensation to Participant from the Companies.  Participant will also execute assignments to the Companies (or their designees) of the Applications, and give the Companies and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Companies’ benefit.

(ii)In addition, the Inventions are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Companies, and Participant agrees that the Companies are the sole owners of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Participant.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Companies, Participant hereby irrevocably conveys, transfers and assigns to the Companies all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, Participant hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that Participant has any rights in the results and proceeds of Participant’s service to the Companies that cannot be assigned in the manner described herein, Participant agrees to unconditionally waive the enforcement of such rights.  Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Participant’s benefit by virtue of Participant being an employee of or other service provider to any of the Companies.

(c)Return of Companies’ Property and Companies’ Information.  Participant agrees to return, promptly following the termination of Participant’s employment with or service to any of the Companies, or earlier if directed by any of the Companies, any and all of the Companies’ property in Participant’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to any of the Companies’ operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in Participant’s possession (including on any personal computer).

(d)Whistleblower Protection.  Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Participant from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that Participant uses Participant’s reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential.  Participant does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures.  In addition, Participant has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

(e)Intentionally Omitted.

(f)Acknowledgments by Participant.  Participant acknowledges and agrees that: (i) Participant has occupied or will occupy a position of trust and confidence with the Companies and has or will become familiar with Confidential Information; (ii) the Confidential Information is of unique, very substantial and immeasurable value to the Companies; (iii) the Company has required that Participant make the covenants set forth in this Section 5 as a condition to the execution by the Company of this Agreement; (iv) the provisions of this Section 5 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Companies, and will not, individually or in the aggregate, prevent Participant from obtaining other suitable employment during the period in which Participant is bound by such provisions; (v) the scope of the business of the Companies is independent of location (such that it is not practical to limit the restrictions contained in this

Section 5 to a specified county, city or part thereof); (vi) the Companies would be irreparably damaged if Participant were to breach the covenants set forth in this Section 5; and (vii) the potential benefits to Participant available under this Agreement are sufficient to compensate Participant fully and adequately for agreeing to the terms and restrictions of this Agreement.  If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

(g)Breach.  Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that Participant has failed to abide by any of the terms set forth in this Section 5 or the provisions of any other confidentiality covenant in any other agreement by and between the Company or any Affiliate and Participant, then, in addition to and without limiting the remedies set forth in this Section 5, all PSUs that have not been settled as of the date of such determination (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

6.Tax Withholding.  To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Common Stock (including previously owned Common Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate.  If such tax obligations are satisfied through net settlement or the surrender of previously owned Common Stock, the maximum number of shares of Common Stock that may be so withheld (or surrendered) shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee.  Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to Participant.  Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that Participant has been advised, and hereby is advised, to consult a tax advisor.  Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7.No Right to Continued Employment, Service or Awards.  For purposes of this Agreement, Participant shall be considered to be employed by or providing services to the Company or an Affiliate as long as Participant remains an employee or service provider of any of the Company, an Affiliate or a corporation or other entity (or a parent or Subsidiary of such corporation or other entity) assuming or substituting a new award for this Award.  Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated employment with or services to the Company (a) when Participant ceases to be an employee or service provider of any of the Company, an Affiliate, or a corporation or other entity (or a parent or Subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs or engages Participant.  Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time.

8.

9.Non-Transferability.  During the lifetime of Participant, the PSUs may not be transferable by Participant other than by will or by the laws of descent and distribution, unless and until the shares of Common Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed.  Any attempted Transfer of the PSUs shall be null and void and of no effect, except to the extent that such Transfer is permitted by the preceding sentence.

10.Compliance with Applicable Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Common Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance of Common Stock hereunder, the Company may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

11.Legends.  If a stock certificate is issued with respect to shares of Common Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Common Stock is then listed.  If the shares of Common Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

12.Rights as a Stockholder.  Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may become deliverable hereunder unless and until Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common Stock, except as otherwise specifically provided for in the Plan or this Agreement.

13.Notices.  All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a business day and, if otherwise, on the next business day, (b) one (1) business day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing pursuant to the provisions of this Section 12, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company:

Rush Street Interactive, Inc.
Attn: Legal Department
900 N. Michigan Avenue, Suite 950
Chicago, Illinois 60611

If to Participant:

To the address on file with the Company.

14.Execution of Receipts and Releases.  Any issuance or transfer of shares of Common Stock or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder.  As a condition precedent to such payment or issuance, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested PSUs.

15.Legal and Equitable Remedies.  Participant acknowledges that a violation or attempted breach of any of Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and any of its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining Participant or the affiliates, partners or agents of Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees.  The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction.  Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 14 shall be cumulative and in addition to any other remedies to which such party may be entitled.

16.Consent to Electronic Delivery; Electronic Signature.  In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company.  Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access.  Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

17.Agreement to Furnish Information.  Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

18.Company Recoupment of Awards.  A Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S. Securities and Exchange Commission.

19.Governing Law Jurisdiction; Costs.  The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.  Participant hereby agrees to submit to personal jurisdiction of said courts, and waives any right to challenge venue or claim that it is an inconvenient forum.  Participant will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by Participant of any covenants contained in this Agreement if (i) Participant challenges the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

20.Successors and Assigns.  The Company may assign any of its rights under this Agreement without Participant’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

21.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

22.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion.  The grant of the Award in this Agreement does not create any contractual right or other right to receive any other Awards in the future.  Future Awards, if any, will be at the sole discretion of the Company.  Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Participant’s Continuous Service with the Company.

23.Amendment.  The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.  The failure of the Company or Committee to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

24.No Impact on Other Benefits.  The value of Participant’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

25.Data Privacy.  Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, job title and other job-related information, tax information, the number of Company shares held or sold by Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”).  Participant acknowledges, understands and agrees that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.

26.Complete Agreement.  This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, provided, however, the terms of Section 5 are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and Participant with respect to confidentiality and non-disclosure. Notwithstanding anything contained in this Agreement, in the event of any conflict between the vesting term set forth in this Agreement (including any acceleration of vesting or forfeiture of unvested awards) and any terms of an employment agreement, offer letter or similar agreement entered into between the Participant and the Company or its Affiliates, the terms of such employment agreement, offer letter or similar agreement, will control.

27.No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

28.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.  Nevertheless, to the extent that the Committee determines that the PSUs may not be exempt from Section 409A of the Code, then, if Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when Participant becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following Participant’s separation from service and (b) Participant’s death.  Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.

29.Language.  This Agreement has been prepared and any communication hereunder shall be made in English language.  The Participant herby confirms that he/she understands the wording of this Agreement and he/she had possibility to ask questions about and negotiate the terms of the Agreement.

* * * * *

EXHIBIT B

PERFORMANCE GOALS

1.Performance Criteria.  The number of PSUs earned shall be determined by reference to the Company’s Total Shareholder Return (“TSR”) percentile rank for the applicable Performance Period relative to the Peer Group Members as follows:

(a)The vesting percentage of the Target Number of PSUs (as set forth in the Grant Notice to which this exhibit is attached) for the applicable Performance Period will be determined based on TSR Percentile Rank, per the table below (for TSR Percentile Rank performance between the levels indicated below, the portion of the PSUs that vest will be determined on a straight-line basis (i.e., linearly interpolated between the two nearest levels indicated below)):

TSR Percentile Rank	Percentage of Award Vested
__th Percentile or Above	__%
__th Percentile	__%
__th Percentile	__%
__th Percentile	__%
Lower than __th Percentile	0%

(b)Notwithstanding the foregoing:

(i)if the Company’s TSR for the applicable Performance Period is negative, the maximum final vesting percentage shall be ________ percent (___%) of the Target Number of PSUs for the applicable Performance Period; and

(ii)the final vesting percentage shall not result in the vesting of more than the Maximum Number of PSUs (as set for in the Grant Notice).

2.Measuring Performance Goals.  Promptly following completion of a Performance Period (and no later than thirty (30) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved, and (b) the number of PSUs that the Participant shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Participant, and on all other Persons, to the maximum extent permitted by law.  All determinations of whether Performance Goal(s) have been achieved, the number of PSUs earned by the Participant, and all other matters related to the Performance Goals shall be made by the Committee in its sole discretion.

3.Definitions.  For purposes of this Agreement, the following definitions will apply:

(a)“Beginning Price” means, with respect to the Company and any Peer Group Member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the ten (10) consecutive trading days starting with the first trading day on or after the beginning of the applicable Performance Period.  For the purpose of determining Beginning Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

(b)“Ending Price” means, with respect to the Company and any Peer Group Member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the ten (10) consecutive trading days ending on the last trading day of the applicable Performance Period.  For the purpose of determining Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

(c)“Peer Group Members” means the companies identified by the Committee at the time this Agreement was approved.  In the event a Peer Group Member files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a Peer Group Member, and such company’s Ending Price (as defined below) will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the applicable Performance Period (and if multiple Peer Group Members file for bankruptcy or liquidate due to an insolvency, such Peer Group Members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/ liquidations ranking lower than later bankruptcies/liquidations).  In the event of a formation of a new parent company by a Peer Group Member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Peer Group Member or the assets and liabilities of such Peer Group Member immediately prior to the transaction, such new parent company shall be substituted for the Peer Group Member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Peer Group Member are not.  In the event of a merger or other business combination of two Peer Group Members (including, without limitation, the acquisition of one Peer Group Member, or all or substantially all of its assets, by another Peer Group Member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a Peer Group Member, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the applicable Performance Period.  In the event a Peer Group Member is acquired by a company that is not a Peer Group Member during the applicable Performance Period or is otherwise no longer listed or traded on a national securities exchange on the last trading day of the applicable Performance Period, and such acquisition or delisting is not in connection with a filing for bankruptcy, a liquidation due to an insolvency or a formation of a new parent company as described in the foregoing, then such Peer Group Member shall cease to be a Peer Group Member for all purposes hereunder.

(d)“TSR” shall be determined with respect to the Company and any Peer Group Member by dividing: (i) the sum of (A) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (B) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the applicable

Performance Period by (ii) the applicable Beginning Price.  Any non-cash distributions shall be valued at fair market value.  For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.

(e)“TSR Percentile Rank” means the percentile ranking of the Company’s TSR among the TSRs for the Peer Group Members for the applicable Performance Period.  TSR Percentile Rank is determined by ordering the Peer Group Members (plus the Company) from highest to lowest based on TSR for the relevant Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list.  If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth.  In determining the Company’s TSR Percentile Rank for a Performance Period, in the event that the Company’s TSR for the Performance Period is equal to the TSR(s) of one or more Peer Group Members for that same period, the Company’s TSR Percentile Rank will be determined by ranking the Company’s TSR for that period as being greater than such other Peer Group Members.  After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding.

TSR Percentile Rank =  * 100

“N” represents the number of the Peer Group Members for the relevant Performance Period (plus the Company).

“R” represents the Company’s ranking among the Peer Group Members (plus the Company).

4.General.  With respect to the computation of TSR, Beginning Price, and Ending Price, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any change in corporate capitalization, such as a stock split, stock dividend or reverse stock split, occurring during the applicable Performance Period (or during the applicable 10-day period in determining Beginning Price or Ending Price, as the case may be).  In the event of any ambiguity or discrepancy, the determination of the Committee shall be final and binding.